Exhibit 10.1

FOURTH AMENDMENT TO RESTATED LOAN AGREEMENT

This Fourth Amendment to Restated Loan Agreement (this “Amendment”) dated as of June 3, 2009, is made among GMX RESOURCES INC., an Oklahoma corporation (the “Borrower”), the BANKS (as defined below), CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as administrative agent, arranger and bookrunner, for the Banks (and individually as a Bank), UNION BANK, N.A. (formerly known as Union Bank of California, N.A.), as syndication agent (and individually as a Bank), BNP PARIBAS, as co-documentation agent (and individually as a Bank), and COMPASS BANK, as co-documentation agent (and individually as a Bank), who agree as follows:

RECITALS

A. This Amendment pertains to that certain Third Amended and Restated Loan Agreement dated effective as of June 12, 2008, among the Borrower, the Agent and the Banks, as amended by the First Amendment dated as of October 29, 2008, the Second Amendment dated as of November 12, 2008, and the Third Amendment dated as of February 26, 2009 (but effective as of December 31, 2008) (as amended, the “Loan Agreement”). As used in this Amendment, capitalized terms used herein without definition herein shall have the meanings provided in the Loan Agreement.

B. The Borrower, the Agent and the Banks desire to amend the Loan Agreement to modify the interest rate provisions and to modify the definition of “Percentage Outstanding”, to add a financial covenant pertaining to the Borrower’s Total Debt to EBITDA, to reflect the joinder of Bank of America, N.A. as a Bank, and to provide for other matters pertinent to the Loan.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and the loans and extensions of credit heretofore, now or hereafter made to the Borrower by the Banks, the parties hereto hereby agree as follows:

ARTICLE 1.

AMENDMENT AND AGREEMENT

1.1 The Borrower, the Agent and the Banks hereby agree that, upon the effectiveness of this Amendment, the Borrowing Base on such date shall be one hundred seventy-five million ($175,000,000.00) dollars, and at this time there is no Periodic Reduction in effect, all subject to future change in accordance with the terms of the Loan Agreement.

        1.2 Upon satisfaction of each of the conditions set forth in paragraph 3.5, this Amendment shall amend and restate Schedule 1 to the Loan Agreement, at which time the Borrower, the Agent and the Banks hereby agree that the Commitment of each Bank shall be as set forth in this attached substitute Schedule 1. Upon such effectiveness, each of the Banks listed on Schedule 2 attached to this Amendment (being each of the Banks other than Bank of America) (collectively, the “Assigning Banks”) shall be deemed to have sold and assigned, without recourse, separately and severally, to Bank of America, N.A. the respective percentage interest of its Commitment and the outstanding balance of its Loan, and such assignee Bank of America shall be deemed to have purchased and assumed, without recourse, from each Assigning Bank, such respective percentage of such Assigning Bank’s Commitment and portion of the Loan, such that each Assigning Bank’s Commitment is reduced by the portion set forth on Schedule 2 and Bank of America’s Commitment is added to be in the amount set forth on Schedule 1 attached to this Amendment, in each case on the terms and conditions set forth in Exhibit B (Form of Assignment and Acceptance) to the Loan Agreement. The foregoing assignments shall be effective on the same terms and conditions as if each Assigning Bank, as assignor, and Bank of America, as assignee, had executed such an Assignment and Acceptance to effectuate the transfers set forth in this paragraph.

1.3 Section 1.2 of the Loan Agreement is amended to amend the definition of “Borrowing Base”, and further Subsection 5.2(c) of the Loan Agreement also is amended, together to provide that, notwithstanding any other provision of said definition or Subsection or of the Loan Agreement to the contrary, the next semi-annual engineering report of the Borrower shall be delivered no later than August 15, 2009 (instead of September 1), and the effective date of the next scheduled redetermination of the Borrowing Base in 2009 shall be September 1, 2009 (instead of October 1).

1.4 Section 1.2 of the Loan Agreement is amended to amend and restate in its entirety the definition of “Base Rate”, such restated definition to read in its entirety as follows:

“Base Rate” shall mean, for any day, an interest rate per annum equal to the greatest of (a) the Prime Rate in effect on such day plus the Applicable Prime Rate Margin (as defined below) in effect on such day, (b) the Federal Funds Rate in effect on such day plus one-half of one percent (0.5%) plus the Applicable LIBO Rate Margin in effect on such day, and (c) the LIBO Rate on such day for a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day), provided that if during any calendar month the Base Rate becomes determined under either clause (b) or clause (c) above, then (notwithstanding any language in Section 2.1(b) to the contrary) the Base Rate for the remainder of that calendar month shall continue to be determined using solely that clause until the first Business Day of the next calendar month. For the avoidance of doubt, for purposes of this definition, LIBO Rate for any day shall be determined in accordance with the definition thereof but using the rate per annum as determined by the Agent on such day using the referenced information page’s information appearing on such day and time. Without notice to the Borrower or any other Person, the Base Rate shall change automatically from time to time as and in the amount by which the Prime Rate, the Federal Funds

Rate or the LIBO Rate shall fluctuate, subject to the limiting proviso stated above in this definition, with each such change in the Base Rate to be effective as of (and including) the date of such change in the Prime Rate, the Federal Funds Rate or the LIBO Rate, respectively. If, however, the Agent determines on any day that no LIBO Rate bid rate is quoted to the Agent (or otherwise that adequate and reasonable methods do not exist for ascertaining the LIBO Rate) for a one month Interest Period for purposes of determining the interest rate on the Base Rate Advances on any day, then the Base Rate Advances shall bear interest at the greater of (x) the Prime Rate in effect on such day plus the Applicable Prime Rate Margin (as defined below) in effect on such day and (y) the Federal Funds Rate in effect on such day plus one-half of one percent (0.5%) plus the Applicable LIBO Rate Margin in effect on such day, until the Agent determines that LIBO Rate bid rates are being provided. The Base Rate shall remain fixed for one Business Day, to be adjusted on a daily basis to reflect any changes in the Prime Rate, the Federal Funds Rate, or the LIBO Rate, as applicable, and further adjusted on a daily basis to reflect any changes in the Applicable Prime Rate Margin or the Applicable LIBO Rate Margin, as applicable. The “Applicable Prime Rate Margin” shall mean, on any day, the following per annum interest rate from time to time, determined on each Business Day based on the Percentage Outstanding on such day, in accordance with the following schedule:

Percentage Outstanding	Applicable Prime Rate Margin
0 to 35%	1.00%
above 35% to 65%	1.00%
above 65% to 80%	1.00%
above 80%	2.00%

Changes to the Applicable Prime Rate Margin shall become effective on the Business Day on which a change occurs in the Percentage Outstanding that results in a shift between which of the above schedule lines is in effect.

1.5 Section 1.2 of the Loan Agreement is amended to amend the definition of “LIBO Rate” by amending and restating the definition of “Applicable LIBO Rate Margin” contained therein, including without limitation the schedule specified in said definition as part of the meaning of the “Applicable LIBO Rate Margin”, said amended and restated text and schedule to read in its entirety as follows:

The “Applicable LIBO Rate Margin” shall mean, on any day, the following per annum interest rate from time to time, determined on each Business Day by reference to the Percentage Outstanding on such day in accordance with the following schedule:

Percentage Outstanding	Applicable LIBO Rate Margin
0 to 35%	2.75%
above 35% to 65%	3.00%
above 65% to 80%	3.25%
above 80%	4.25%

For each separate LIBO Rate tranche, the Applicable LIBO Rate Margin shall be initially set by reference to the Percentage Outstanding on the first day of that tranche’s LIBO Rate Interest Period. Changes in the Applicable LIBO Rate Margin shall become effective on the Business Day on which a change occurs in the Percentage Outstanding that results in a shift between which of the above schedule lines is in effect.

Furthermore, the following two sentences are deleted from the definitions of Applicable LIBO Rate Margin and LIBO Rate:

The Applicable LIBO Rate Margin shall remain fixed during each fiscal quarter of the Borrower’s fiscal year, determined on the first day of each fiscal quarter depending upon the Percentage Outstanding for the immediately prior quarter. (During the first partial quarter of this Agreement, commencing on the Closing Date, the Applicable LIBO Rate Margin shall be set using the Percentage Outstanding under the Prior Loan Agreement for the period from April 1, 2008, through the Closing Date.)

Furthermore, the following sentence in the definition of LIBO Rate:

The LIBO Rate shall remain fixed for the duration of the LIBO Rate Interest Period selected.

is amended and restated to read in its entirety as follows:

The Reserve Adjusted LIBO Rate for each separate LIBO Rate tranche shall remain fixed for the duration of that tranche’s LIBO Rate Interest Period.

1.6 Section 1.2 of the Loan Agreement is amended to amend and restate in its entirety the definition of “Percentage Outstanding”, such restated definition to read in its entirety as follows:

“Percentage Outstanding” shall mean, for any day, the fraction (expressed as a percentage) obtained by dividing (x) the current unpaid and outstanding aggregate principal balance of the Advances under the Notes plus the undisbursed amount of all standby letters of credit, on such day by (y) the current Commitment Limit on such day.

1.7 Subsection 2.1(b) of the Loan Agreement is amended to amend and restate the first sentence thereof, said amended and restated first sentence to read in its entirety as follows:

The interest rate applicable to each Loan Advance beginning on the date such Advance is made shall be either (i) the Base Rate, adjusted daily, or (ii) the LIBO Rate, adjusted daily, selected at the Borrower’s option by written notice to Agent in accordance with the terms hereof, but in no event shall the interest rate applicable to any Loan Advance exceed the Maximum Rate.

1.8 Subsection 2.5(b) of the Loan Agreement is amended to change the amount used to calculate the unused facility fee from one-quarter of one percent (0.25%) per annum to be one-half of one percent (0.50%) per annum.

1.9 Section 5.15 of the Loan Agreement is amended to add a new Subsection 5.15(e), said new Subsection to read in its entirety as follows:

(e) Total Debt to EBITDA. The Borrower shall not permit, at any time, the ratio of Total Debt to EBITDA for the twelve (12) months most recently ended to be greater than 4.00 to 1.00. For the avoidance of doubt, in calculating EBITDA for purposes of this financial covenant in this Subsection 5.15(e), the defined term “EBITDA” shall be amended (1) to change the reference to “each period of four preceding fiscal quarters” to be instead “for each period of the twelve months most recently ended”, and (2) to add in clause (v) thereof the phrase “and shall include all imputed interest in respect of Off Balance Sheet Liabilities”.

1.10 Subsection 5.15(d) of the Loan Agreement is amended to add the following phrase at the end of the second sentence thereof: “and the financial covenant in Subsection 5.15(e)”.

1.11 Subsection 5.2(m) of the Loan Agreement is amended to amend and restate in its entirety such subsection, such restated subsection to read in its entirety as follows:

(m) EBITDA Monthly Certificate – as soon as available and in any event within 45 days after the end of each month in each fiscal year, a certificate setting forth covenant calculations demonstrating compliance with the Total Debt to EBITDA ratio under Subsection 5.15(e).

1.12 Section 1.2 of the Loan Agreement is amended to add new definitions of “Consolidated”, “Off Balance Sheet Liabilities”, “Swap Termination Value”, “Synthetic Lease” and “Total Debt”, each in its proper alphabetical place, each to read in its respective entirety as follows:

“Consolidated” refers to the consolidation of any Person, in accordance with generally accepted accounting principles (as provided in Section 1.3), with its properly consolidated Subsidiaries.

“Off Balance Sheet Liabilities” of a Person shall mean (i) any purchase obligation or liability of such Person or any of its Subsidiaries with respect to receivables sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the Consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or Synthetic Lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other off-balance sheet financing product.

“Swap Termination Value” means, in respect of any transaction under any Hedge Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such transaction, for any date on or after the date such transaction has been closed out and termination value(s) determined in accordance therewith, such termination value.

“Synthetic Lease” means, for any Person, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Total Debt” shall mean the Consolidated Debt of the Borrower and its Subsidiaries and the liquidation preference of all Qualified Redeemable Preferred Equity except the Series B Cumulative Preferred Stock, $0.001 par value, issued by the Borrower. For purposes of this definition only (and its use in Subsection 5.15(e)), the defined term “Debt” shall be modified as follows: (1) by adding to clause (vi) the additional phrase “and all obligations which would appear on such Company’s balance sheet in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as capital leases; (2) clause (vii) shall be disregarded and not counted; and (3) clause (viii) “Hedging Obligations” shall be deleted and replaced in its entirety with the substitute clause “(viii) the aggregate Swap Termination Value of all transactions under Hedge Agreements by such Company”.

1.13 Section 1.2 of the Loan Agreement is amended to amend the definition of “Permitted Commodity Hedge” to amend the percentage stated in clauses 3(x) and 3(y), changing such percentage from eighty (80%) percent to be eighty-five (85%) percent.

1.14 The Borrower shall pay to the Agent (i) for disbursement solely to Bank of America, an upfront commitment / origination fee equal to one percent (1.00%) on the $25,000,000.00 portion of the Borrowing Base which is being reallocated to such Bank, being $250,000.00, and (ii) for disbursement pro rata to the Banks (on the basis of each Bank’s portion of the Borrowing Base), an amendment/work fee equal to three quarters of one percent (0.75%) on the portion of the new Borrowing Base allocated to such Bank, including Capital One as a Bank and Bank of America (equal to a total for all Banks of $1,312,500.00, being 0.75% of $175,000,000.00). Additionally, the Borrower shall pay to the Agent, for its own account, such fees as are agreed to in a separate agreement between the Borrower and the Agent with respect to the Agent’s services provided in connection herewith.

1.15 The Borrower agrees to deliver to the Agent and the Banks the following items and information:

(i) The Borrower’s first quarter 2009 Form 10-Q, as soon as complete and final;

(ii) A cash budget which provides a monthly sources and uses of cash and covenant projections by month for 2009 and for the year 2010; and

(iii) The Borrower’s certification that it is in full compliance with all covenants under the Loan Agreement, the Convertible Debt, the Qualified Subordinated Debt, and the Qualified Redeemable Preferred Equity. In addition, the Borrower’s certification that the Borrower’s execution, delivery and performance of this Fourth Amendment will not violate or result in a default under any contract or agreement to which the Borrower is a party or by which the Borrower or its assets is bound, nor give rise to a right thereunder to require any payment to be made by the Borrower, and will not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens under the Loan Agreement as amended by this Amendment).

The Agent and the Banks acknowledge prior receipt of items (i) and (ii) above.

1.16 The Borrower agrees to promptly execute and deliver to the Agent on or before June 30, 2009, a Supplement to its Texas Deed of Trust and/or a Supplement to its Louisiana Mortgage, granted a first priority mortgage, security interest and assignment of production in all of the Borrower’s interests in any new oil and gas properties in the State of Texas or the State of Louisiana not previously mortgaged to the Agent and the Banks, together with UCC Financing Statements pertaining thereto, in form and substance satisfactory to the Agent and Agent’s counsel. Additionally, the Borrower will furnish the Agent no later than August 31, 2009, with title opinions and title opinion updates covering the Borrower’s interests in material properties in the Borrowing Base (including without limitation material additional properties covered by the Supplement(s) delivered pursuant to the preceding sentence) not previously covered by title opinions delivered to the Agent, in each case in form, scope and substance satisfactory to the Agent and Agent’s counsel, and indicating that Borrower has good and marketable title to the interests in such properties, subject to no Liens other than the Collateral Documents and those accepted by the Agent in writing.

1.17 Section 6.12 of the Loan Agreement is amended to delete the words “and President” in the fourth line of said Section.

1.18 Section 10.4 of the Loan Agreement is amended to amend and restate clause (ix), said restated clause (ix) to read in its entirety as follows:

(ix) change any provisions hereof in a manner that would alter the pro rata sharing of payments required under this Agreement, including without limitation as required by Section 2.9, Section 2.10, Section 3.4 and Section 9.1.

ARTICLE 2.

ACKNOWLEDGMENT OF COLLATERAL

2.1 The Borrower hereby specifically reaffirms all of the Collateral Documents. The Borrower hereby confirms and agrees that the Collateral Documents secure the Loan Agreement as amended by this Amendment.

ARTICLE 3.

MISCELLANEOUS

3.1 The Borrower represents and warrants to the Agent and the Banks (which representations and warranties will survive the execution of this Amendment) that (i) all representations and warranties contained in the Loan Agreement and the Collateral Documents are true and correct on and as of the date hereof as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date, (ii) no event has occurred and is continuing as of the date hereof which constitutes a Default or Event of Default, (iii) there has not occurred any material adverse change in the Collateral or other assets, liabilities, financial condition, business operations, affairs or circumstances of the Borrower and the Subsidiaries taken as a whole or any other facts, circumstances or conditions (financial or otherwise) upon which a Bank has relied or utilized in making its decision to enter into this Amendment, and (iv) there is no defense, offset, compensation, counterclaim or reconventional demand with respect to amounts due under, or performance of, the terms of the Notes and the Loan Agreement. To the extent any such defense, offset, compensation, counterclaim or reconventional demand or other causes of action by the Borrower against the Agent or any Bank might exist, whether known or unknown, such items are hereby waived by the Borrower.

3.2 Except as expressly modified by this Amendment, all terms and provisions of the Loan Agreement are hereby ratified and confirmed and shall be and shall remain in full force and effect, enforceable in accordance with its terms.

3.3 The Borrower agrees to pay on demand all costs and expenses of the Agent and the Banks in connection with the preparation, reproduction, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and expenses of counsel for the Agent). In addition, Borrower shall pay any and all stamp or other taxes, recordation fees and other fees payable in connection with the execution, delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder and agrees to hold Agent and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission in paying such taxes or fees.

3.4 This Amendment may be executed in multiple separate counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each party’s signature may appear on a separate counterpart but all such counterparts taken together shall constitute one and the same instrument. The parties specifically confirm their intent to be bound by delivery of such signed counterparts by telecopier or pdf email.

3.5 The provisions of this Amendment shall become effective if and when, and only when, (i) each and every representation and warranty of Borrower contained in this Amendment is true, complete and accurate, (ii) no event exists which constitutes a Default, (iii) the receipt by the Agent of:

(u) a duly executed counterpart of this Amendment,

(w) duly executed restated Notes issued to each of the Banks, reflecting the transfer of interests in the Loan described in paragraph 1.2 of this Amendment,

(x) a certificate of the secretary of the Borrower setting forth resolutions of its board of directors in form and substance satisfactory to the Agent and Agent’s counsel with respect to the authorization of this Amendment,

(y) a Legal Opinion from the Borrower’s counsel (Crowe & Dunlevy), in form, scope and substance satisfactory to the Agent and Agent’s counsel, and

(z) a certificate of the chief financial officer of the Borrower setting forth the certifications required by paragraph 1.15(iii) above, and

(iv) the fees payable under paragraph 1.14 above. The Borrower hereby certifies by execution of this Amendment that the foregoing conditions (i) and (ii) are satisfied and true and correct.

3.6 Notwithstanding that such consent is not required under the Guaranty Agreements or the other Collateral Documents, Endeavor and Diamond each consents to the execution and delivery of this Amendment by the parties hereto. As a material inducement to the Agent and the Banks to amend the Loan Agreement as set forth herein, Endeavor and Diamond each (i) acknowledges and confirms the continuing existence, validity and effectiveness of its respective Guaranty Agreement and each of the other Collateral Documents to which it is a party and (ii) agrees that the execution, delivery and performance of this Amendment shall not in any way release, diminish, impair, reduce or otherwise affect its obligations thereunder.

(Remainder of this Page Intentionally Left Blank; Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BORROWER:	GMX RESOURCES INC.

	By:	/s/ James A. Merrill
	Name:	James A. Merrill
	Title:	Chief Financial Officer and Treasurer

AGENT:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Eric Broussard
	Name:	Eric Broussard
	Title:	Senior Vice President

BANKS:	CAPITAL ONE, NATIONAL ASSOCIATION, as a Bank

	By:	/s/ Eric Broussard
	Name:	Eric Broussard
	Title:	Senior Vice President

BNP PARIBAS

	By:	/s/ Edward Pak
	Name:	Edward Pak
	Title:	Vice President

and

	By:	/s/ Polly Schott
	Name:	Polly Schott
	Title:	Director

[SIGNATURE PAGE TO FOURTH AMENDMENT TO RESTATED LOAN AGREEMENT]

BANK OF AMERICA, N.A.

By:	/s/ Stephen J. Hoffman
Name:	Stephen J. Hoffman
Title:	Managing Director

COMPASS BANK

By:	/s/ Kathleen J. Bowen
Name:	Kathleen J. Bowen
Title:	Senior Vice President

FORTIS CAPITAL CORP.

By:	/s/ Scott Myatt
Name:	Scott Myatt
Title:	Vice President

and

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

UNION BANK, N.A. (f.k.a. Union Bank of California, N.A.)

By:	/s/ M. Jarrod Bourgeois
Name:	M. Jarrod Bourgeois
Title:	Vice President

[SIGNATURE PAGE TO FOURTH AMENDMENT TO RESTATED LOAN AGREEMENT]

AGREED TO AND ACKNOWLEDGED by the undersigned for the purposes set forth in paragraph 3.6.

ENDEAVOR PIPELINE INC.

By:	/s/ Keith Leffel
Name:	Keith Leffel
Title:	President

DIAMOND BLUE DRILLING CO.

By:	/s/ Richard Hart
Name:	Richard (Rick) Hart
Title:	President

SCHEDULE 1 COMMITMENTS OF THE BANKS

Effective Upon Fourth Amendment’s Effectiveness

Name and Address of Bank		Commitment of Bank

1.	Capital One, National Association	$64,285,714.29
	5718 Westheimer, Suite 600
	Houston, Texas 77057
	Attention: Eric Broussard
	Facsimile Number: (713) 435-5106
	Telephone Number: (713) 435-5278

2.	Union Bank, N.A.	$50,000,000.00
	500 North Akard, Suite 4200
	Dallas, Texas 75201
	Attention: Jarrod Bourgeois
	Facsimile Number: (214) 922-4209
	Telephone Number: (214) 922-4200

3.	BNP Paribas	$32,857,142.86
	1200 Smith Street, Suite 3100
	Houston, Texas 77002
	Attention: Edward Pak
	Facsimile Number: (713) 659-6915
	Telephone Number: (713) 982-1110

4.	Compass Bank	$37,142,857.14
	24 Greenway Plaza, Suite 1400A
	Houston, Texas 77046
	Attention: Kathleen J. Bowen
	Facsimile Number: (713) 968-8292
	Telephone Number: (713) 968-8273

5.	Fortis Capital Corp.	$30,000,000.00
	15455 N. Dallas Parkway, Suite 1400
	Addison, Texas 75001
	Attention: C. Scott Myatt
	Facsimile Number: (214) 754-5982
	Telephone Number: (214) 866-2522

6.	Bank of America, N.A.	$35,714,285.71
	100 Federal Street
	MA5-100-09-01
	Boston, MA 02121
	Facsimile Number: (617) 434-3652
	Telephone Number: (617) 434-4874

		$250,000,000.00

SCHEDULE 2

PORTION OF COMMITMENTS TRANSFERRED TO BANK OF AMERICA, N.A.

Assigning Bank	Transferred Portion of Commitment/Note Amount

Capital One	$10,345,864.66
Union Bank, N.A.	$7,000,000.00
BNP Paribas	$6,932,330.81
Compass Bank	$5,436,090.24
Fortis Capital Corp.	$6,000,000.00

Total	$35,714,285.71